Filed pursuant to Rule 424(b)(3)

Registration No. 333-173312

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED MAY 9, 2012

ImmunoCellular Therapeutics, Ltd.

6,799,178 Shares

Common Stock

This prospectus supplement supplements the prospectus, dated May 9, 2012, relating to the disposition from time to time of up to 6,799,178 shares of our outstanding common stock, which includes 3,212,422 shares of our common stock issuable upon the exercise of warrants, which are held by the selling stockholders named therein. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of the prospectus as well as the section entitled “Risk Factors” included in our most recent annual report on Form 10-K and in our most recent quarterly reports on Form 10-Q, as well as any amendments thereto, as filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 8, 2013.

The information in the table beginning on page 20 of the prospectus appearing under the caption “Selling Securityholders” is amended as a result of (1) a pro rata increase in the shares of common stock issuable upon exercise of all outstanding warrants, with an exercise price adjusted to $1.87 per share; (2) transfer of a warrant to purchase 49,873 shares from The Conus Fund, L.P. to ALB Private Investments LLC; (3) transfer of a warrant to purchase 10,287 shares from The Conus Fund Offshore Master Fund to ALB Private Investments LLC; (4) transfer of a warrant to purchase 291,099 shares from Straus Partners, L.P. to OTA LLC; and (5) transfer of a warrant to purchase 17,273 shares from Dawson James Securities, Inc. to Brandon Ross. The list of selling securityholders is revised to read in its entirety as follows:

SELLING SECURITYHOLDERS

	Beneficial Ownership Before Offering					Beneficial Ownership After Offering(1)
	Number of Shares		Percent	Number of Shares Being Offered		Number of Shares	Percent
390 Partners, LP, 390 Partners Management Co., Inc., General Partner	51,665	(2)	*	51,665	(2)	0	0
ALB Private Investments LLC	520,321	(3)	*	220,321	(3)	300,000	*
Asset Management Company Venture Fund L.P.	258,324	(4)	*	258,324	(4)	0	0
Auctus Private Equity Fund, LLC	46,446	(5)	*	46,446	(5)	0	0
Josiah & Valer Austin Family Rev Tr dtd 2/20/04	104,104	(6)	*	104,104	(6)	0	0
Brio Capital, L.P.	77,627	(7)	*	77,627	(7)	0	0
David E. Burstein	34,000	(8)	*	31,000	(8)	3,000	*
Capital Ventures International	633,849	(9)	1.22%	543,849	(9)	90,000	*
Cummings Bay Healthcare Master Fund, LP	97,034	(10)	*	97,034	(10)	0	0
DAFNA Lifescience LTD	60,825	(11)	*	24,425	(11)	36,400	*
DAFNA Lifescience Market Neutral LTD	53,458	(12)	*	21,658	(12)	31,800	*
DAFNA Lifescience Select LTD	96,452	(13)	*	51,016	(13)	45,436	*
Dare To Be Great, LLC	387,485	(14)	*	387,485	(14)	0	0
Phyllis M. Esposito	665,320	(15)	1.29%	320,320	(15)	345,000	*
Iguana Healthcare Master Fund, LTD	615,441	(16)	1.19%	440,441	(16)	175,000	*
Klaus Kretschmer	103,330	(17)	*	103,330	(17)	0	0
Anthony Low-Beer	1,223,320	(18)	2.37%	320,320	(18)	902,900	1.75%
Brendan S. MacMillan	51,665	(19)	*	51,665	(19)	0	0
Kevin McCormack	46,016	(20)	*	16,016	(20)	30,000	*
Ryan McCormack	46,016	(21)	*	16,016	(21)	30,000	*
OTA LLC	291,099	(22)		291,099	(22)	0	0
JP Morgan Chase Bank as Custodian for Norman Schleifer Roth IRA	61,572	(23)	*	51,572	(23)	10,000	*
Norman Schleifer	213,431	(24)	*	50,931	(24)	162,500	*
Seamark Fund, LP	558,324	(25)	1.08%	258,324	(25)	300,000	*
Starlight Investment Holdings Limited	103,330	(26)	*	103,330	(26)	0	0
Stourbridge Investments LLC	51,665	(27)	*	51,665	(27)	0	0
Straus Healthcare Partners, L.P.	1,575,895	(28)	3.05%	774,970	(28)	0	0
Stephen Taubenfeld	28,028	(29)	*	28,028	(29)	0	0
The Thunen Family Trust dated 10/4/05	510,161	(30)	*	160,161	(30)	350,000	*
Weisbrod Family Office, LLC	425,400	(31)	*	425,400	(31)	0	0
Brandon Ross	17,273	(32)	*	17,273	(32)	0	0
Jonathan Blum	24,499	(33)	*	24,499	(33)	0	0
Cranshire Capital Master Fund, Ltd.	133,044	(34)	*	24,499	(34)	108,545	*
Scarsdale Equities LLC	17,904	(35)	*	17,904	(35)	0	0

*	Less than 1%
(1)	Assumes the selling securityholder sells all of the shares of common stock included in this prospectus.
(2)	Represents 32,258 shares of our common stock and 19,407 shares of our common stock issuable upon the exercise of warrants. Louis G. Lange III has voting and investment control over these securities.
(3)	Represents 400,000 shares of our common stock and 120,321 shares of our common stock issuable upon the exercise of warrants, which includes 100,000 shares of our common stock and 120,321 shares of our common stock issuable upon the exercise of warrants included in this prospectus. Francis A. Mlynarczyk, Jr., Manager of ALB Private Investments LLC, has voting and investment power over the securities.
(4)	Represents 161,290 shares of our common stock and 97,034 shares of our common stock issuable upon the exercise of warrants. David G. Fleshman has voting and investment power over these securities.

(5)	Represents 29,000 shares of our common stock and 17,446 shares of our common stock issuable upon the exercise of warrants. Al Sollami has voting and investment power over the securities.
(6)	Represents 65,000 shares of our common stock and 39,104 shares of our common stock issuable upon the exercise of warrants.
(7)	Represents 77,627 shares of our common stock issuable upon the exercise of warrants. Shaye Hirsch is Managing Partner of Brio Capital L.P. and has voting and investment power over these securities.
(8)	Represents 22,355 shares of our common stock and 11,645 shares of our common stock issuable upon the exercise of warrants, which includes 19,355 shares of our common stock and 11,645 shares of our common stock issuable upon the exercise of warrants included in this prospectus.
(9)	Represents 633,849 shares of our common stock issuable upon the exercise of warrants, which includes 543,849 shares of our common stock issuable upon exercise of warrants included in this prospectus. Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.
(10)	Represents 97,034 shares of our common stock issuable upon the exercise of warrants. James Pondero, President of Cummings Bay Healthcare Master Fund, LP, has voting and investment power over these securities.
(11)	Represents 60,825 shares of our common stock issuable upon the exercise of warrants, which includes 24,425 shares of our common stock issuable upon exercise of warrants included in this prospectus. Nathan Fischel, Managing Member of DAFNA Lifescience Ltd., has voting and investment power over these securities.
(12)	Represents 53,458 shares of our common stock issuable upon the exercise of warrants, which includes 21,658 shares of our common stock issuable upon exercise of warrants included in this prospectus. Nathan Fischel, Managing Member of DAFNA Lifescience Market Neutral Ltd., has voting and investment power over these securities.
(13)	Represents 96,452 shares of our common stock issuable upon the exercise of warrants, which includes 51,016 shares of our common stock issuable upon exercise of warrants included in this prospectus. Nathan Fischel, Managing Member of DAFNA Lifescience Select Ltd., has voting and investment power over these securities.
(14)	Represents 241,935 shares of our common stock and 145,500 shares of our common stock issuable upon the exercise of warrants. Rainer Twiford, Managing Member of Dare to be Great, LLC, has voting and investment power over these securities.
(15)	Represents 540,000 shares of our common stock and 125,320 shares of our common stock issuable upon the exercise of warrants, which includes 200,000 shares of our common stock and 120,320 shares of our common stock issuable upon the exercise of warrants included in this prospectus. Phylis Esposito has voting power and Phylis Esposito, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.
(16)	Represents 400,000 shares of our common stock and 215,441 shares of our common stock issuable upon the exercise of warrants, which includes 275,000 shares of our common stock and 165,441 shares of our common stock issuable upon the exercise of warrants included in this prospectus. Stuart Weisbrod has voting and investment power over these securities.
(17)	Represents 64,516 shares of our common stock and 38,814 shares of our common stock issuable upon the exercise of warrants.
(18)	Represents 1,102,900 shares of our common stock and 120,320 shares of our common stock issuable upon the exercise of warrants, which includes 200,000 shares of our common stock and 120,320 shares of our common stock issuable upon exercise of warrants included in this prospectus.
(19)	Represents 32,258 shares of our common stock and 19,407 shares of our common stock issuable upon the exercise of warrants.
(20)	Represents 40,000 shares of our common stock and 6,016 shares of our common stock issuable upon the exercise of warrants, which includes 10,000 shares of our common stock and 6,016 shares of our common stock issuable upon the exercise of warrants included in this prospectus. Kevin McCormack has voting power and Kevin McCormack, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.
(21)

Represents 40,000 shares of our common stock and 6,016 shares of our common stock issuable upon the exercise of warrants, which includes 10,000 shares of our common stock and 6,016 shares of our common stock issuable upon the exercise of warrants included in this prospectus. Ryan McCormack has voting power and Ryan McCormack, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities.
(22)	Represents 291,099 shares of our common stock issuable upon the exercise of warrants.
(23)	Represents 42,200 shares of our common stock and 19,372 shares of our common stock issuable upon the exercise of warrants, which includes 32,200 shares of our common stock and 19,372 shares of our common stock issuable upon the exercise of warrants included in this prospectus.
(24)	Represents 144,300 shares of our common stock and 69,131 shares of our common stock issuable upon the exercise of warrants, which includes 31,800 shares of our common stock and 19,131 shares of our common stock issuable upon the exercise of warrants included in this prospectus.
(25)	Represents 361,290 shares of our common stock and 197,034 shares of our common stock issuable upon the exercise of warrants, which includes 161,290 shares of our common stock and 97,034 shares of our common stock issuable upon the exercise of warrants included in this prospectus. David T. Harrington and John D. Fraser, Managing Partners of Seamark Fund LP, have voting and investment power over these securities.
(26)	Represents 64,516 shares of our common stock and 38,814 shares of our common stock issuable upon the exercise of warrants.
(27)	Represents 32,258 shares of our common stock and 19,407 shares of our common stock issuable upon the exercise of warrants. Steve Schnipper, Managing Member of Stourbridge Investments LLC, has voting and investment power over these securities.
(28)	Represents 1,001,842 shares of our common stock and 574,053 shares of our common stock issuable upon the exercise of warrants, which includes 483,871 shares of our common stock and 291,099 shares of our common stock issuable upon the exercise of warrants included in this prospectus. Ravinder Holder has voting and investment power over these securities.
(29)	Represents 17,500 shares of our common stock and 10,528 shares of our common stock issuable upon the exercise of warrants.
(30)	Represents 450,000 shares of our common stock and 60,161 shares of our common stock issuable upon the exercise of warrants, which includes 100,000 shares of our common stock and 60,161 shares of our common stock issuable upon the exercise of warrants included in this prospectus. Garret G. Thunen and Carol Thunen, Trustees, have voting power and Garret G. Thunen, Carol Thunen, Anthony Low-Beer and Scarsdale Equities LLC have investment power over the securities. Mr. Low-Beer and Scarsdale Equities LLC disclaim beneficial ownership of the securities
(31)	Represents 275,000 shares of our common stock and 150,400 shares of our common stock issuable upon the exercise of warrants. Stuart Weisbrod, Chief Investment Officer for the Weisbrod Family Office, LLC, has voting and investment power over these securities.
(32)	Represents 17,273 shares of our common stock issuable upon the exercise of warrants that we issued in consideration for services rendered as a placement agent in our February 2011 private placement and subsequently transferred to Brandon Ross.
(33)	Represents 24,499 shares of our common stock issuable upon the exercise of warrants that we issued in consideration for services rendered as a placement agent in our February 2011 private placement. The selling securityholder identified has indicated that he is, or is an affiliate of, Dawson James Securities, Inc., a registered broker-dealer.
(34)	Represents 24,499 shares of our common stock issuable upon the exercise of warrants. Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital Master Fund, Ltd. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin, President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.
(35)	Represents 17,904 shares of our common stock issuable upon the exercise of warrants that we issued in consideration for services rendered as a placement agent in our February 2011 private placement. Francis A. Mlynarczyk, Jr., Chief Executive Officer of Scarsdale Equities LLC has voting and investment power over these securities.